EXHIBIT 10.23

TRINITY INDUSTRIES, INC.
DIRECTOR COMPENSATION
Summary Sheet as of December 13, 2013

On December 13, 2013, the Board of Directors approved the following compensation for non-employee directors, effective in 2014:

•	Board member annual retainer - $60,000

•	Annual equity compensation - $120,000, using a 12 month average share price as the basis for awards

•	Presiding Director - annual retainer of $15,000

•	Audit Committee Chair - annual retainer of $15,000

•	Human Resources Committee Chair - annual retainer of $10,000

•	Finance and Risk Committee Chair - annual retainer of $10,000

•	Corporate Governance and Directors Nominating Committee Chair - annual retainer of $10,000

•	Board meeting fee - $2,000 for each meeting attended

•	Committee members - $2,000 for each meeting attended

•	Ad hoc or special assignment work performed for or at the request of the Chairman, Chief Executive Officer, and President - $2,000 per day